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Exhibit 10.3.20

[WESTAFF LOGO]

August 28, 2008

Sean Wong
spwongcpa@hotmail.com

Dear Sean:

        This letter is to confirm our verbal offer of employment to you as VP, Controller in Westaff's Corporate office in Walnut Creek California, reporting to me Christa Leonard, SVP and CFO. Your official start date will be Monday, September 22, 2008, with a starting salary of $175,000 per year with a sign on bonus of $17,500 on your start date and $17,500 in 90 days. You are also eligible for participation in the Company's annual bonus plan program commensurate to your position level and no less then 25% of your base salary. You will be eligible for three weeks of vacation per year based upon the standard vacation accrual of the company's vacation policy.

        In addition to the above, upon successful completion of the following you will be eligible for a $17,500 dollar bonus:

  •
  Consultant-free in the accounting department by an agreed upon date;

  •
  Year end audit completed timely;

  •
  Timely and accurate completion of the 10K;

        Pending Board approval, you will also be eligible to participate in the Company Stock Incentive Plan. It is anticipated that you will be awarded 75,000 Stock Options.

        Should you be terminated from the company within your first 12 months of employment due to the company relocating its headquarters further than a 35 mile radius of 298 N. Wiget Lane, Walnut Creek, CA or following a company change your job is eliminated, you will receive 6 months of base pay as severance pay.

        This offer is contingent upon a satisfactory pre-employment evaluation which includes reference verification and a background investigation.

        Westaff engages in fair competition. We have no interest in any confidential information or trade secrets that belong to your former employers. We ask that you not share such information and secrets with us.

        Sean, we look forward to your formal acceptance of this offer by signing and returning a copy of this letter to me. We believe that you will enjoy your association with Westaff and that you will be a significant contributor to our team. Meanwhile, if you have any questions, please contact Debra Banks, Human Resource Representative at (925) 952-2540.

Sincerely,

/s/ Christa C. Leonard
Christa C. Leonard
SVP & Chief Financial Officer

ACCEPTED	Sean Wong Sean Wong
DATE	9/4/08

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  Exhibit 10.3.20